Exhibit 10.2

20415 Nordhoff Street
Chatsworth, California 91311

June 8, 2010

Mr. Dilip Singh

at the address on file with

MRV Communications, Inc.

Dear Dilip:

The purpose of this letter (the “Letter Agreement”) is to acknowledge and set forth the terms and conditions of your employment with MRV Communications, Inc., a Delaware corporation (the “Company,” which term, to the extent the context requires or is otherwise appropriate, will also include any subsidiaries or affiliates of the entity).  Your employment with the Company under this Letter Agreement will commence on July 1, 2010 (the “Employment Commencement Date”).

1.             Position; Duties and Responsibilities; Other Activities; Location.

(a)           Position; Duties and Responsibilities.  While you are employed by the Company, you will serve on an interim basis as the Chief Executive Officer of the Company and will report to the Board of Directors of the Company (the “Board”).  You will have such duties and responsibilities as are commensurate with your position and such other duties and responsibilities commensurate with your position as are from time to time assigned to you by the Board (or a committee thereof).

(b)           Other Activities. While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder, provided the foregoing will not prevent you from (1) serving as a non-executive director on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (2) participating in charitable, civic, educational, professional, community or industry affairs or (3) managing your and your family’s passive personal investments; provided such activities individually or in the aggregate do not interfere or conflict with your duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)           Location.  The Company acknowledges and agrees that you will perform your duties and responsibilities in various geographic locations and that your primary work location will be at your current office in Monroe, Connecticut.  If the Company requires you to relocate to the Company’s headquarters or another office more than 50 miles from your current office in Monroe, Connecticut, upon presentment to the Company of appropriate documentation, the Company agrees to pay for or reimburse you for all reasonable moving and relocation expenses and costs you incur, the cost of roundtrip travel between your current residence and such headquarters or office once per week, and temporary lodging costs prior to such relocation.  In addition, if your employment with the Company is terminated by the Company other than for Cause (as defined below), upon presentment to the Company of appropriate documentation, the Company agrees to pay for or reimburse you for all reasonable moving and relocation expenses and costs you incur in connection with your move back to Monroe, Connecticut, provided such expenses and costs are incurred within 90 days of the date of your termination of employment.  You further acknowledge and agree that the performance of your duties and responsibilities hereunder will require substantial business travel, including to the Company’s other offices.

2.             Base Salary.  While you are employed by the Company, the Company will pay you a base salary at the annual rate of $500,000, in accordance with the usual payroll practices of the Company.  Your base salary will be reviewed annually by the Board (or a duly authorized committee thereof) and is subject to merit increases as determined by the Board (or a duly authorized committee thereof) in its sole discretion.

3.             Sign-On Stock Option Grant.

(a)           Grant.  The Company will recommend to the Board (or a duly authorized committee thereof) that the Company grant to you on the Employment Commencement Date (or if such date is not a Nasdaq trading day, then the first Nasdaq trading day immediately following such date) (the “Grant Date”), a non-qualified stock option (the “Option”) to purchase 1,750,000 shares of the Company’s common stock, par value $0.0017 (the “Common Stock”).  The Option will be granted pursuant to the MRV Communications, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) or, if all or a portion of the Option is not permitted to be granted under the 2007 Plan for any reason, pursuant to another shareholder-approved equity plan or a non-shareholder approved arrangement, in which case the terms and conditions of the Option granted pursuant to such non-shareholder approved arrangement will be identical to those of the 2007 Plan (except that the Option will not be granted under the 2007 Plan) (the “Incentive Plan”).  The Option will have an exercise price equal to the fair market value (as defined in the 2007 Plan) of the Common Stock on the Grant Date and will be for a term of ten years, subject to earlier termination as provided in the Incentive Plan or herein.  You and the Company agree that the granting of the Option is an inducement material to your decision to enter into this Letter Agreement and accept employment with the Company.

(b)           Vesting.  Subject to accelerated vesting as set forth in this Letter Agreement, the Option will vest and become exercisable immediately prior to the close of business on June 30, 2011 (the “Vesting Date”), provided that you remain continuously employed by the Company through such date.  If, prior to the Vesting Date, (1) your employment with the Company is terminated by the Company other than for Cause or (2) a Change in Control (as defined in the 2007 Plan) occurs, the Option will be fully vested and exercisable.  In the event of your termination of employment (other than by the Company for Cause), if the Option has vested, the Option will remain exercisable until the earliest of the expiration of the Option term or the fourth anniversary of the date of your termination of employment.  Any unexercised portion of the Option will be forfeited in its entirety (whether vested or unvested) in the event of your termination of employment by the Company for Cause.  For purposes of this Letter Agreement, “Cause” means (i) your willful misconduct or gross negligence which, in the good faith judgment of the Board, has a material adverse impact on the Company (either economically or on its reputation); (ii) your conviction of, or pleading of guilty or nolo contendere to, a felony (or equivalent outside of the United States) or any crime involving fraud or material dishonesty; (iii) your failure to attempt in good faith to perform your duties or to follow the legal direction of the Board, which failure is not remedied within 30 days of written notice from the Board specifying the details thereof; and (iv) any other material breach by you of this Letter Agreement, the Company’s written code of conduct, written code of ethics or other written policy that is not remedied within 30 days of written notice from the Board specifying the details thereof.

(c)           Other Terms.  The Option will be subject to all of the terms and conditions of, the Incentive Plan and the form of stock option agreement used for similarly situated executives of the Company, to the extent not contrary to the terms of this Letter Agreement.  The Option will include a cashless exercise feature.

(d)           Registration.  The shares of Common Stock underlying the Option will be timely registered on a Form S-8.

4.             Benefits and Fringes.

(a)           General.  While you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to similarly situated executives at a level commensurate with your position, subject to the satisfaction of any eligibility requirements.  In lieu of coverage under the Company’s group health plan, the Company will pay you a monthly amount equal to the employer portion of the premium cost the Company would have paid on your behalf if you were covered by the Company’s group health plan for you to obtain health insurance for you and your eligible dependents.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)           Vacation.  You will also be entitled to annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, but in no event less than four weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as you elect with due regard to the needs of the Company and provided that at all times you are reasonably reachable by the Company.

(c)           Reimbursement of Business and Entertainment Expenses.  Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy in effect from time to time (including, without limitation, expense verification policies) for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of your duties and responsibilities hereunder.

5.             Termination of Employment.

(a)           General.  Your employment under this Letter Agreement will begin on the Employment Commencement Date and end on June 30, 2011 (the “End Date”), unless extended by mutual agreement of the parties.  At all times, your employment with the Company is “at-will” which means that employment with the Company may be terminated at any time by either you or the Company for any reason (or no reason) upon 45 days’ advanced written notice to the other party; provided, however, that in the event that you give notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date; provided, further, that the Company may terminate your employment immediately upon written notice to you of a termination for Cause (provided that you have first been provided the opportunity to cure an event as provided in the definition of Cause set forth in paragraph 3(b)).  Your employment will automatically terminate on the date of your death.  The Option will be fully vested upon the End Date if you are employed on the End Date, whether or not this Letter Agreement is extended.

(b)           Resignations.  Upon termination of your employment for any reason, you agree to immediately resign from (1) all boards of directors, committees and officer or other positions of the Company and (2) all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by the Company.

(c)           Payment of Accrued Amounts.  Upon termination of your employment for any reason, except as provided in paragraph 5(d), the Company will have no obligations to you under this Letter Agreement other than to pay or provide, to the extent not theretofore paid or provided, (1) any accrued and unpaid base salary through the date of your termination of employment in accordance with the Company’s payroll practices, (2) any accrued but unused vacation in accordance with Company policy, (3) reimbursement for any unreimbursed business and entertainment expenses incurred through the date of your termination of employment in accordance with Company policy, and (4) any other amounts and benefits you are entitled to receive under law or under any employee benefit plan or program, or equity plan or grant in accordance with the terms and provisions of such plans, programs, equity plan and grants (collectively, “Accrued Benefits”).

(d)           Payment of Severance.  Subject to paragraph 5(e), on the 55th day following the date of your termination of employment by the Company without Cause or by you for Good Reason (as defined below) prior to the End Date (or the first business day thereafter), the Company will pay you a lump sum payment equal to the greater of (1) the sum of the remaining base salary you would have otherwise been entitled to receive from the date of your termination of employment through the End Date and (2) $125,000.  For purposes of this Letter Agreement, “Good Reason” means, without your prior consent, (i) a material diminution in your duties or responsibilities, (ii) a material diminution in your base salary, or (iii) any material breach by the Company of a material provision of this Letter Agreement (including, for the avoidance of doubt, the failure of the Company to grant the Option in accordance with the provisions of paragraph 3(a)); provided, however, that an event shall only constitute Good Reason if you have given the Company written notice within 90 days following the first occurrence of the event constituting Good Reason setting forth the circumstances alleged to constitute Good Reason and 45 days to cure the event alleged to constitute Good Reason.  If the Company does not timely and reasonably remedy the event you allege constitutes Good Reason and agrees that the event constitutes Good Reason, then your termination of employment will be effective on the 45th day following the date you delivered notice to the Company specifying the event alleged to constitute Good Reason.  You will have no duty to mitigate damages upon termination of your employment.  The severance payment provided in this paragraph 5(d) is in lieu of any termination or severance payments for which you may be eligible under any of the plans, policies or programs of the Company (except for Accrued Benefits and the relocation benefits provided for in paragraph 1(c)).

(e)           Release Required.  The amount payable pursuant to paragraph 5(d) shall only be payable if you deliver to the Company and do not revoke a general release of all claims related to the Company and its past and present officers, directors, employees and stockholders in such form and substance satisfactory to the Company and such general release becomes irrevocable within 55 days the date of your termination of employment; provided, however, that, such release will not include a waiver of any rights you may have (1) to Accrued Benefits, (2) under any outstanding equity grant, (3) to enforce your rights under this Letter Agreement, (4) as a stockholder of the Company, if applicable, and (5) to indemnification and directors and officers liability insurance coverage under paragraph 11.

6.             Contingent Reduction of Parachute Payments.  If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner you elect in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.  All determinations required to be made under this paragraph 6, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and you.

7.             Employee Covenants.

(a)           Confidentiality.  You agree that, while you are employed by the Company and thereafter, you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the good faith performance of your assigned duties and responsibilities and for the benefit of the Company, either during the period of your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or its businesses, which you will have obtained during your employment with the Company (“Confidential Information”).  Notwithstanding the foregoing, “Confidential Information” will not apply to information that: (1)

was known to the public prior to its disclosure to you; (2) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (3) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).  You also agree to turn over all copies of Confidential Information in your control to the Company upon request or upon termination of your employment with the Company.

(b)           Non-Solicitation of Business Partners.  You agree that, while you are employed by the Company and during the one-year period following the Termination Date (the “Restricted Period”), you will not, either directly or indirectly, induce, influence, persuade, solicit or attempt to induce, influence persuade, or solicit any business partner, vendor, customer or supplier of the Company to terminate the business relationship of such person with the Company, to materially reduce the amount of business conducted with the Company or in any way interfere with the relationship between any such business partner, vendor, customer or supplier and the Company.

(c)           Non-Solicitation of Employees.  You agree that, during the Restricted Period, you will not, either directly or indirectly, hire employees or former employees of the Company (which shall for this purpose only include individuals employed by the Company at any point during the six months preceding such hiring) or induce, influence, persuade, solicit or attempt to induce, influence, persuade or solicit any employees of the Company to leave the employ of the Company, nor will you help others to do so, except in the good faith performance of your duties and responsibilities hereunder.

(d)           Non-Disparagement.  You agree that, while you are employed by the Company and thereafter, you will not, or encourage or induce others to, Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services.  “Disparage” includes, without limitation, making comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company) that could adversely affect in any manner: (1) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (2) the business reputation of the Company, or any of its products or services, or the business or personal reputation of the Company’s past or present officers, directors, employees or stockholders.  Nothing herein shall prohibit you (i) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (ii) from making traditional competitive statements in the course of promoting a competitive business, so long as any statements described in this clause (ii) do not intentionally Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services and are not based on Confidential Information obtained during the course of your employment with the Company, (iii) from making statements in the course of the good faith performance of your assigned duties and responsibilities and for the benefit of the Company or in order to in good faith enforce your rights under this Letter Agreement, (iv) from rebutting untrue or misleading statements in good faith.  This paragraph is made and entered into solely for the benefit of the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.

(e)           Transition and Other Assistance.  During the 30 days after notice of termination of your employment has been given (or, if shorter, during the period between the date written notice of termination is provided pursuant to paragraph 5(a) and the effective date of your termination of employment), you will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters.  In addition, upon the receipt of notice from the Company (including outside counsel), you agree that while you are employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of your employment with the Company.  You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company.  You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.  Upon presentment to the Company of appropriate documentation, the Company will compensate you at your customary per diem consulting fee in effect at the time, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following the termination of your employment.  Following the termination of your employment, the Company agrees that it will coordinate any such request for assistance with your other business or professional commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

(f)            Tolling.  In the event of any violation of the provisions of this paragraph 7, you acknowledge and agree that the post-termination restrictions contained in this paragraph 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g)           Equitable Relief.  Notwithstanding anything in this Letter Agreement to the contrary, in the event of a breach or threatened breach by you of the provisions of paragraph 7, you acknowledge that the Company’s remedies at law would be inadequate and, in recognition of this fact, you agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(h)           Survival of Provisions.  The obligations contained in this paragraph 7 will survive the termination of your employment with the Company and will be fully enforceable thereafter.

8.             Representations.  You represent and warrant to the Company that: (a) you have the legal right to enter into this Letter Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms; (b) you are not a party to any contract, agreement or understanding, written or oral, which could prevent you from entering into this Letter Agreement or performing all of your duties and responsibilities hereunder; and (c) except as previously disclosed to the Company prior to the Employment Commencement Date, you are not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities.  You acknowledge and agree that: (1) you will not bring to the Company, or improperly utilize here in your work or otherwise, any documents, memoranda, or other confidential information or trade secrets which were produced or obtained by you during your prior employment and (2) no such information should be discussed with or disclosed to anyone at the Company, in connection with that person’s work or otherwise.  You further represent and warrant to the Company that, to the best of your knowledge, information and belief, you are not aware of any action taken by you (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against you by any current or former employer.

9.             Assignment.  Notwithstanding anything else herein, this Letter Agreement is personal to you and neither this Letter Agreement nor any rights hereunder may be assigned by you.  The Company may assign this Letter Agreement to an affiliate or to any acquiror of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror.  This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

10.           Arbitration.  You agree that all disagreements, disputes and controversies between you and the Company arising under or in connection with this Letter Agreement, other than injunctive relief under paragraph 7(g), will be settled by arbitration conducted before a single arbitrator mutually agreed to by the Company and you, sitting in Fairfield County, Connecticut or such other location agreed to by you and the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Boston Office of the American Arbitration Association.  The determination of the arbitrator will set forth in writing findings of fact and conclusions of law upon which the determination was based, and will be final and binding on you and the Company.  Each party waives right to trial by jury and further review or appeal of the arbitrator’s ruling.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The arbitrator will, in its award, allocate between the parties the costs of arbitration, including the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.  Each party shall pay its own attorneys’ fees and expenses in connection with any such arbitration.

11.           Indemnification; Liability Insurance.  The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted under the by-laws of the Company in effect on the date of this Letter Agreement against and in respect to any actual or threatened actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of your assigned duties and responsibilities with the Company.  The Company, within 30 days of presentation of invoices, will advance to you reimbursement of all legal fees and disbursements you incur in connection with any potentially indemnifiable matter provided that you, to the extent required by applicable law, undertake to repay such amount in the event that it is ultimately determined that you are not entitled to be indemnified.  In addition, the Company will cover you under directors and officers liability insurance both during and, while potential liability exists, after the termination of your employment in the same amount and to the same extent as the Company covers its other officers and directors.  You will not be liable to the Company for your acts or omissions, except to the extent that such acts or omissions were not made in the good faith performance of your assigned duties and responsibilities, were a violation of law or resulted from your willful misconduct or gross negligence or any other act or omission that would constitute grounds for terminating your employment for Cause.  The obligations and limits contained in this paragraph 11 will survive the termination of your employment with the Company.

12.           Legal Fees.  Upon presentation of appropriate documentation, the Company will pay or reimburse you for all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Letter Agreement and any related equity award agreement, up to a maximum of $15,000.

13.           Withholding.  The Company may withhold from any and all amounts payable to you under this Letter Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations and all other amounts or charges required to be withheld or deducted.

14.           Governing Law.  This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Connecticut, without reference to rules relating to conflicts of laws.

15.           Entire Agreement; Severability; Waiver; Amendments.  This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement.  The provisions of this Letter Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by you and a duly authorized officer or director of the Company.

16.           Notice.  For the purpose of this Letter Agreement, notices and all other communications required or permitted to be given under this Letter Agreement (a “Notice”) will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile (with a Notice contemporaneously given by another method specified in this paragraph 16), (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

At the address (or to the facsimile number) shown on the records of the Company.

with a copy to:

David A. Swerdloff, Esq.

Day Pitney LLP

One Canterbury Green

Stamford, Connecticut 06901

Facsimile: 203-977-7301

If to the Company:

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Attention: General Counsel

Facsimile: 818-407-5867

with a copy to:

Patrick S. Brown, Esq.

Michael A. Katz, Esq.

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Facsimile: 310-407-2685

or to such other address as either party may have furnished to the other in writing by like Notice, except that notices of change of address will be effective only upon receipt.

17.           Section 409A.  It is the parties’ intention that the payments and benefits to which you could become entitled in connection with your employment under this Letter Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, this Letter Agreement will be interpreted to be consistent with such intent.  To the extent any taxable expense reimbursement or in-kind benefits under this Letter Agreement is subject to Section 409A, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A.  To extent that any benefit or payment would be subject to the additional tax of Section 409A if paid or provided during the six months beginning on the date of your termination of employment, it will be accumulated and paid or provided on the first business day of the seventh month following that date (or earlier, if permitted by Section 409A).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

[Signature Page to Follow]

We hope that you find the foregoing terms and conditions acceptable.  Please acknowledge your agreement and acceptance of the terms and conditions set forth in this Letter Agreement by signing below and returning the original copy of this letter to me.

We look forward to the leadership and valuable contributions you will make to the Company.

Very truly yours,

MRV COMMUNICATIONS, INC.

By:	/s/ Jennifer Hankes Painter
Name:	Jennifer Hankes Painter
Title:	VP, General Counsel

Agreed to and Accepted:

/s/ Dilip Singh
Dilip Singh

Dated: June 8, 2010